EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
Second Quarter 2017 Conference Call
August 3, 2017
10 a.m. CT

Introductory Comments - Joe Calabrese

Good morning everyone and welcome to today’s call to review results for Ashford Hospitality Prime for the second quarter of 2017 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 2, 2017 and may also be accessed through the Company’s website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead sir.
Introduction - Richard Stockton

Good morning and thank you for joining us.

For the quarter, our comparable RevPAR growth for all hotels not under renovation was 2.7%. Additionally, we reported AFFO per share of $0.50 and adjusted EBITDA of $30.8 million. We believe these solid results reflect the strength and quality of our portfolio and demonstrate our asset management team's ability to drive results at our properties.

In January of this year, we announced a revised strategy with a focus of investing solely in the luxury segment as evidence has shown the luxury segment has had greater RevPAR growth over the long term. More clearly aligning our platform with the luxury chain scale segment will help differentiate us relative to our REIT peers and should provide superior long-term returns for our shareholders. We said we would pursue new acquisitions in order to accretively grow our portfolio consistent with our stated strategy. Additionally, as part of that revised strategy, we identified four hotels - the Courtyard Philadelphia, Courtyard San Francisco, Renaissance Tampa and Marriott Plano - that have been designated as non-core to the portfolio. We stated that our intent is to either reposition or opportunistically sell these hotels.

Since the announcement in January, we have made significant progress both in our acquisition strategy as well as our non-core hotel strategy. At the end of March, we completed the acquisition of the 190-room Park Hyatt Beaver Creek Resort & Spa in Beaver Creek, Colorado. This iconic resort fits perfectly with our luxury strategy and further diversified our portfolio by establishing a presence in the highly sought after Vail Valley market. The hotel, which is solidly positioned at the top of this high barrier to entry market given its premier location, first class amenities and excellent physical condition, performed very strongly in the second quarter, producing 19.7% RevPAR growth compared to the same quarter last year. Additionally, in May, we closed on the acquisition of the 80-room Hotel Yountville in Yountville, CA for $96.5 million. The Hotel Yountville is our second acquisition in the Yountville market which is one of the strongest and most desirable lodging markets in the country with very high barriers to entry and minimal new supply. The property is located just down the street from our Bardessono property which we acquired back in 2015 and where we have seen tremendous operational performance improvement since Remington took over management. While second quarter performance at the Hotel Yountville was impacted by the extended sales process and management transition, we believe that with Remington as manager of this world-class luxury asset we will be able to replicate the operational improvements we achieved and continue to deliver at the Bardessono.

On the non-core hotel front, in June, we entered into an agreement with Marriott to convert the Courtyard Philadelphia Downtown hotel to an Autograph Collection property. With its prime location across from City Hall and historical building designation, the upbranding of the hotel to an Autograph Collection property will fill a desirable niche in the attractive downtown Philadelphia market. The agreement with Marriott calls for the Courtyard to be converted to an Autograph by June 30, 2019 pursuant to a conversion Product Improvement Plan currently estimated to require approximately $23 million of capital expenditure.

In June, we announced an agreement with the City of San Diego for an extension of the ground lease at the Hilton La Jolla Torrey Pines. The lease, which had an expiration of 2043, was extended by 24 years and now expires in 2067.  Additionally, we were also able to secure options to further extend the ground lease by either 10 or 20 additional years depending on the amount of capital expenditures invested in the hotel during the term. Based on capital plans, we would expect to easily achieve a level necessary to extend the lease to the maximum term.

As mentioned on last quarter’s call, a special committee of our Board comprised of Independent Directors was engaged with a special committee comprised of Independent Directors of the Ashford Inc. Board to work on changes to our advisory agreement. After extensive negotiations, in January, we entered into an amended and restated advisory agreement with Ashford Inc. The modifications to the agreement include a significantly lower termination fee, adjustments to the change in control provisions, and public disclosure of the incremental expenses associated with the agreement. The amendment was subject to shareholder approval and we were pleased to receive that approval of the agreement at our Annual Stockholders Meeting on June 9th with over 95 percent of the shares voted approving the amendment.

In conclusion, we believe we have made great progress in the first half of this year in advancing our revised strategy and enhancing our corporate governance. Going forward, our team will continue to focus on enhancing shareholder value by delivering solid operational performance and continuing to execute on all aspects of our stated strategy.

Before turning the call over to Deric, I would like to mention that we have an upcoming Investor Day in New York on October 3, 2017. Details for the event will be distributed shortly and we look forward to seeing you there.

I will now turn the call over to Deric.

Financial Review -Deric Eubanks
Thanks, Richard.

For the second quarter of 2017, we reported a net loss attributable to common stockholders of $2.6 million or $0.09 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.50 compared with $0.60 for the same quarter last year.

Adjusted EBITDA for the quarter was $30.8 million.

At quarter's end, we had total assets of $1.5 billion. We had $915 million of mortgage debt, of which $48 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt had a blended average interest rate of 4.1% and was almost entirely floating rate. All of our floating rate debt has interest rate caps in place. We currently have approximately 45% net debt to gross assets. As of the end of the second quarter, our trailing 12-month fixed charge coverage ratio was 2.0x. All of our debt is non-recourse, property-level debt, and our next hard debt maturity is not until 2019. We ended the quarter with net working capital of $134 million.

As of June 30, 2017, our portfolio consisted of 13 hotels with 3,740 net rooms.

Our share count currently stands at 37.3 million fully diluted shares outstanding, which is comprised of 31.9 million shares of common stock and 5.4 million OP units. In our financial results, we include approximately 5.0 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a second quarter 2017 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 6.2% based on yesterday’s closing price.

On the capital markets front, when we completed the acquisition of Hotel Yountville, we concurrently closed on a new $51.0 million non-recourse mortgage loan on the property with a five-year term. The loan is interest-only and provides for a floating interest rate of LIBOR plus 2.55%.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio grew by 2.7% for all hotels not under renovation during the second quarter. Year-to-date, comparable RevPAR for hotels not under renovation has grown 3.5%. For the second quarter, comparable Hotel EBITDA for the entire portfolio increased 2.9%, or $1.1 million compared to the same quarter last year, with strong 104% Hotel EBITDA flow-through.

This quarter’s best performing asset was the newly-acquired Park Hyatt Beaver Creek, which grew RevPAR by 19.7%, driven by rate growth of 12.8% and occupancy growth of 6.1% compared to the same quarter last year. This robust RevPAR growth resulted in the property increasing share relative to the Colorado market by 1,310 basis points and relative to its competitors by 1,060 basis points according to Smith Travel Research. Directed, monthly strategy shifts led to this strong growth: in April, we capitalized on the Easter shift from

March as well as spring break weeks by driving rate growth of 29%; in May, we increased occupancy by attracting discounted leisure business and lower-rated corporate and group business; and, in June, we were successful in maximizing both transient and group rates as the summer travel season got underway. Not only did we increase the top line during the quarter, but Hotel EBITDA flow-through was a solid 68% and margins increased by 613 basis points, resulting in a $248,000 increase in Hotel EBITDA compared to the same quarter last year. Since our acquisition in the first quarter of 2017, the performance of this irreplaceable hotel, with the premier ski-in/ski-out location in Beaver Creek Resort and Village, has been stellar. One of the biggest opportunities this asset has is the ability to maximize occupancy during the off-season. We are also looking at a number of opportunities to further increase performance, including the conversion of a non-revenue producing lounge area to a concierge lounge and exclusive membership club. Additionally, we have found ways to trim costs through better scheduling practices during the hotel’s transition from ski season into the summer season by working with Hyatt’s operations efficiency group.

In addition to the outstanding performance of the Park Hyatt Beaver Creek, I wanted to briefly mention that our next best performing asset, the Marriott Seattle Waterfront, grew RevPAR an impressive 11.2% during the second quarter as compared to the same period last year, primarily due to 6.5% occupancy growth. This RevPAR growth represents a 160 basis point increase in RevPAR relative to the market. The strong Seattle market year-to-date coupled with focused operations resulted in Hotel EBITDA growth of $807,000 or 12% over the prior year, respectively, which made this property one of the top performers in our portfolio. Furthermore, at the property, we are completing an M Club, Market Pantry, new front desk, and adding 3 keys, which should contribute to increased profits given the high number of sell out nights experienced in this market.

I would now like to discuss the acquisition of the Hotel Yountville, our second luxury hotel in Yountville, CA. The town of Yountville is in close proximity to over 450 wineries, boutique shopping, luxury spas, geothermal hot springs, golf courses, award-winning restaurants, and numerous culinary and arts festivals. It is also a high-barrier-to-entry market with long development timelines and is located within 90 miles of San Francisco, Oakland, Sacramento, and Silicon Valley. We closed the acquisition mid-quarter and experienced some expected disruption due to the extended sales process and management transition. More specifically, prior to the closing of the acquisition, the previous sales team had slowed their bookings in the 2- to 3-month forward calendar, resulting in negative RevPAR growth for the second quarter of 9.7% as compared to the same quarter last year. We now have our sales team and revenue processes in place and are beginning to turn things around on the revenue side. On the cost side, we have an opportunity for savings and synergies between the Bardessono-our other Yountville hotel-and the Hotel Yountville through complexing multiple positions. To date, we have complexed most of the key positions including GM, Director of Sales, Director of Finance, and Director of Engineering. Additionally, we are now able to work cooperatively with certain groups that might desire to utilize both of our properties in the market. As the Hotel Yountville had previously been managed by a small private operator, going forward, we see significant upside in both the top line as well as Hotel EBITDA flow-through over time under Remington’s professional management.

We are also excited to announce a ground lease extension at the Hilton La Jolla Torrey Pines. Expiration of the lease was extended 24 years, until 2067, with additional extensions of 10 or 20 years if we meet certain capital expenditure requirements. Under the revised lease, base and minimum rent remain unchanged. On the operating side, along with the Marriott Seattle Waterfront, the Hilton La Jolla Torrey Pines has been among the top performers through the first six months of 2017, realizing 5.9% RevPAR growth and 103% Hotel EBITDA flow-through resulting in a $1.6 million Hotel EBITDA increase. The 5.9% RevPAR growth represents a 110 basis point increase in RevPAR relative to the property’s tract scale.

Another big announcement for the portfolio is the upcoming conversion of the Courtyard Philadelphia Downtown to an Autograph Collection hotel which is due to be completed by June 30, 2019. While this hotel realized 121% Hotel EBITDA flow-through and increased margins 144 basis points during the second quarter, we expect the conversion to boost RevPAR by up to $25 and more closely align the property with our strategy of investing in luxury hotels. We anticipate spending approximately $23 million on repositioning the guestrooms, guest bathrooms, corridors, lobby, restaurant, and meeting space; and, Marriott will continue to manage the property following its conversion.

One item to note during the quarter was the performance of the Courtyard San Francisco Downtown. The property continues to be impacted, especially on the group business side, by the renovation of the Moscone Convention Center, which remains on schedule to be completed in the fall of 2018. During the quarter, RevPAR decreased 15.6% resulting in a revenue decrease of $1.6 million, or 15.4%. In addition to the convention center renovation, the property’s guestroom renovation began early in the first quarter of 2017, with 2 floors out of inventory on a rolling basis. To date, we have completed approximately 20% of the guestrooms and are selling them for a premium relative to the pre-renovation product. Upon completion of the Moscone Center renovation in 2018, we expect a material uptick in market demand and will be well positioned for the 2019 citywide calendar.

During 2017, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $40-50 million in capital expenditures during the year, which will primarily be comprised of the guestroom renovations at the Courtyard San Francisco and Sofitel Chicago. We also plan to renovate the meeting space at the Capital Hilton. Additionally, we have identified several highly accretive opportunities to add additional keys within our portfolio and will be adding 3 guestrooms at both the Marriott Seattle Waterfront and the Bardessono Hotel and 5 guestrooms at the Courtyard San Francisco.

This concludes our prepared remarks, and we will now open the call up to your questions.

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Richard Stockton

Thank you for joining us on our second quarter earnings call and we look forward to speaking with you again on our next call and seeing you at our Investor Day on October 3rd in New York.